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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2015, and Initiates 2016 Earnings Guidance

SPOKANE, Wash. – Feb. 24, 2016, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $123.2 million, or $1.97 per diluted share, for the year ended Dec. 31, 2015, compared to $192.0 million, or $3.10 per diluted share for the year ended Dec. 31, 2014. Results for 2015 included $5.1 million, or $0.08 per diluted share, related to discontinued operations, which resulted from the sale of Ecova in 2014. 2014 included $72.2 million, or $1.17 per diluted share related to discontinued operations, which resulted from the sale of Ecova in 2014.

For the fourth quarter of 2015, net income attributable to Avista Corp. shareholders was $38.5 million or $0.61 per diluted share, compared to $32.2 million or $0.51 per diluted share for the fourth quarter of 2014. Results for the fourth quarter of 2015 included $4.7 million, or $0.07 per diluted share related to discontinued operations, which resulted from the sale of Ecova in 2014. The fourth quarter of 2014 included $1.6 million, or $0.03 per diluted share related to discontinued operations, which resulted from the sale of Ecova in 2014.

“We had a strong year, and I am pleased with our financial and operating performance in 2015. We have made significant progress in achieving our goals of investing in our infrastructure, upgrading our technology, and preparing our utility to effectively and efficiently serve our customers," said Scott Morris, chairman, president and chief executive officer of Avista Corp. "I believe we are well-positioned to continue our long-term earnings growth, and we are initiating our 2016 earnings guidance with a consolidated range of $1.96 to $2.16 per diluted share," Morris said.

"Weather played a significant role in our operations last year. On Nov. 17th, a historic wind storm occurred in our service territory, which caused severe damage to our electrical system. Included in our 2015 results are costs for power restoration of $22.9 million for capital repairs and $2.9 million for incremental utility operating and maintenance costs.

"We are pleased with the decisions we received in both our Idaho and Washington general rate cases, which we believe provide fair and reasonable rates for customers and a reasonable opportunity to earn a fair return for shareholders.

"Alaska Electric Light and Power Company had a strong year, and its results met our expectations. We are very pleased with how the company is performing, and we continue to explore additional business opportunities in Alaska," Morris said.

Summary Results

Avista Corp.’s results for the fourth quarter of 2015 and the year ended Dec. 31, 2015, as compared to the respective periods of 2014 are presented in the table below:

($ in thousands, except per-share data)	Q4 2015	Q4 2014	Year 2015	Year 2014
Operating Revenues (continuing operations)	$387,305	$411,846	$1,484,776	$1,472,562
Income from Operations (continuing operations)	$70,367	$66,753	$253,214	$252,588
Net Income from continuing operations attributable to Avista Corp. Shareholders	$33,859	$30,581	$118,080	$119,817
Net Income from discontinued operations attributable to Avista Corp. Shareholders	$4,662	$1,639	$5,147	$72,224
Total net Income attributable to Avista Corp. Shareholders	$38,521	$32,220	$123,227	$192,041

Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$31,973	$28,233	$113,360	$113,263
Alaska Electric Light and Power Company	$2,688	$2,641	$6,641	$3,152
Ecova (discontinued operations)	$4,662	$1,639	$5,147	$72,390
Other	$(802)	$(293)	$(1,921)	$3,236

Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.51	$0.45	$1.81	$1.83
Alaska Electric Light and Power Company	$0.04	$0.04	$0.11	$0.05
Ecova (discontinued operations)	$0.07	$0.03	$0.08	$1.17
Other	$(0.01)	$(0.01)	$(0.03)	$0.05
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.61	$0.51	$1.97	$3.10

Earnings per diluted share from Continuing Operations	$0.54	$0.48	$1.89	$1.93
Earnings per diluted share from Discontinued Operations	$0.07	$0.03	$0.08	$1.17
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.61	$0.51	$1.97	$3.10

Avista Utilities

Fourth Quarter 2015 compared to Fourth Quarter 2014

Avista Utilities' earnings for the fourth quarter of 2015 increased as compared to the fourth quarter of 2014 primarily due to an increase in gross margin (operating revenues less resource costs) as a result of a general rate increase in Washington. Decreased heating loads from warmer weather and an increase in the provision for earnings sharing were partially offset by the decoupling mechanisms. The overall increase in gross margin was partially offset by increases in other operating expenses due to wind storm costs, and depreciation and amortization.

Avista Utilities' earnings for the fourth quarter of 2015 increased as compared to the fourth quarter of 2014 due to the following significant items:

Electric Revenues (decreased $5.2 million, including intra-company revenues)

•	$2.6 million decrease in retail electric revenues due to lower electric loads partially offset by a general rate increase in Washington,

•	$5.1 million increase in electric revenues (customer surcharge) due to the decoupling mechanism, to compensate for lower electric loads,

•	$1.7 million decrease in electric revenues due to an increase in the provision for earnings sharing,

•	$4.2 million increase in wholesale electric revenues due to an increase in sales prices, partially offset by a decrease in sales volumes, and

•	$9.2 million decrease in sales of fuel due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities.

Natural Gas Revenues (decreased $24.8 million, including intra-company revenue)

•	$4.7 million decrease in retail natural gas revenues due to purchased gas adjustment (PGA) rate decreases, partially offset by a general rate increase in Washington and increased heating loads,

•	$0.6 million net increase in natural gas revenues (customer surcharge) due to the decoupling mechanism, to compensate for lower than normal loads,

•	$0.8 million decrease in the provision for earnings sharing, and

•	$19.6 million decrease in wholesale revenues due to a decrease in sales prices, partially offset by an increase in sales volumes.

Resource Costs (decreased $38.1 million, including intra-company resource costs)

•
$7.7 million decrease in electric resource costs (including the Energy Recovery Mechanism (ERM) in Washington discussed below) due to lower loads and lower natural gas fuel prices, as well as purchased power costs,

•	$0.6 million increase in the pre-tax benefit under the ERM, and

•	$30.4 million decrease in natural gas resource costs primarily due to a decrease in natural gas prices, partially offset by an increase in purchased volumes.

Operating Expenses and Income Taxes (increased $4.5 million)

•	$2.9 million increase in other operating expenses primarily due to the November 2015 wind storm,

•	$2.8 million increase in depreciation and amortization driven by additions to utility plant,

•	$1.6 million decrease in taxes other than income taxes,

•	$0.9 million increase in interest expense, and

•	$0.6 million decrease in income tax expense.

Year 2015 compared to Year 2014
Avista Utilities' earnings for 2015 increased slightly as compared to 2014 primarily due to an increase in gross margin and a decrease in income taxes, mostly offset by increases in other operating expenses, depreciation and amortization, taxes other than income taxes, and interest expense. Gross margin increased due to general rate increases in Washington, lower net power supply costs, a decrease in the provision for earnings sharing and increased cooling loads during the summer. This was mostly offset by weather that was significantly warmer than normal and warmer than the prior year in the first quarter, which reduced heating loads. The decoupling mechanisms offset some of the decreased heating loads.

Avista Utilities' earnings for 2015 increased as compared to 2014 due to the following significant items:

Electric Revenues (decreased $1.1 million, including intra-company revenues)

•	$5.7 million increase in retail electric revenue primarily due to a general rate increase in Washington, partially offset by a decrease in sales volumes,

•	$4.7 million increase to revenue for electric decoupling, to compensate for lower electric loads throughout the year,

•	$1.9 million increase in electric revenues due to a decrease in the provision for earnings sharing,

•	$10.9 million decrease in wholesale electric revenues due to a decrease in sales volumes, partially offset by an increase in sales prices, and

•	$0.9 million decrease in sales of fuel due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities.

Natural Gas Revenues (decreased $35.7 million, including intra-company revenues)

•
$16.4 million decrease in retail natural gas revenues due to a decrease in sales volumes, partially offset by higher retail rates (due to PGAs). We sold less retail natural gas in 2015 as compared to 2014 primarily due to weather that was warmer than normal and warmer than the prior year,

•	$6.0 million increase for natural gas decoupling revenues due primarily to significantly warmer than normal weather and the impact on heating loads, and

•	$23.9 million decrease in wholesale revenues due to a decrease in sales prices, partially offset by an increase in sales volumes.

Resource Costs (decreased $62.5 million, including intra-company resource costs)

•
$17.6 million decrease in electric resource costs (including the ERM discussed below) primarily due to decreases in purchased power, other fuel costs, and other resource costs, partially offset by increased power cost deferrals, and fuel for generation,

•	$0.9 million increase in the pre-tax benefit under the ERM, and

•	$44.9 million decrease in natural gas resource costs primarily due to a decrease in natural gas purchased, partially offset by an increase in natural gas cost deferrals.

Operating Expenses and Income Taxes (increased $24.0 million)

•
$11.1 million increase in other operating expenses due to increases in generation, transmission and distribution operating expenses, incremental wind storm restoration costs, administrative and general wages and pension and other post-retirement benefit expenses. These increases were partially offset by decreases in outside services and generation maintenance,

•	$11.2 million increase in depreciation and amortization driven by additions to utility plant,

•	$2.1 million increase in taxes other than income taxes primarily due to increased production and distribution property taxes,

•	$2.7 million increase in interest expense, and

•	$3.1 million decrease in tax expense primarily resulting from lower income before taxes.

Alaska Electric Light and Power Company

AEL&P’s operating revenues for 2015 were $44.8 million, and its resource costs were $12.0 million, which resulted in gross margin of $32.8 million, all related to electric sales. Resource costs are primarily comprised of the costs associated with the Snettisham hydroelectric project.

AEL&P's other operating expenses totaled $11.1 million for 2015. Depreciation and amortization was $5.3 million and taxes other than income taxes were $2.3 million.

Other Businesses

The net loss from these operations was $1.9 million for 2015 compared to net income of $3.2 million for 2014. The decrease in net income compared to 2014 was primarily due to the settlement of the California power markets litigation in 2014. The net loss for 2015 was primarily related to:

•	$2.3 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities, compared to $2.4 million in 2014,

•	net losses on investments (net of tax) of $0.4 million for 2015, compared to net gains of $0.2 million for 2014, and

•	net income at METALfx of $1.5 million for 2015, compared to net income of $0.9 million for 2014.

Liquidity and Capital Resources

Avista Corp. has a $400.0 million committed line of credit that expires in April 2019. As of Dec. 31, 2015, there were $105.0 million of cash borrowings and $44.6 million in letters of credit outstanding, leaving $250.4 million of available liquidity under this committed line of credit.
AEL&P has a $25.0 million committed line of credit that expires in November 2019. As of Dec. 31, 2015, there were no borrowings and no letters of credit outstanding under this line of credit.
In December 2015, we issued $100.0 million of first mortgage bonds to institutional investors in a private placement transaction. The first mortgage bonds bear an interest rate of 4.37 percent and mature in 2045. In connection with the pricing of these bonds, we cash-settled five interest rate swap contracts (notional aggregate amount of $75.0 million) and paid a total of $9.3 million.
In 2015, we issued $1.6 million (net of issuance costs) of common stock under the employee plans.

For 2016, we expect to issue approximately $155.0 million of long-term debt and $55.0 million of common stock in order to maintain an appropriate capital structure and to fund planned capital expenditures.
Avista Utilities' capital expenditures were $381.2 million for 2015, and we expect Avista Utilities' capital expenditures to be about $375 million for 2016. AEL&P's capital expenditures were $12.3 million for 2015, and we expect AEL&P's capital expenditures to be approximately $17 million for 2016.

2016 Earnings Guidance and Outlook

Avista Corp. is initiating its 2016 guidance for consolidated earnings to be in the range of $1.96 to $2.16 per diluted share.

We expect Avista Utilities to contribute in the range of $1.91 to $2.05 per diluted share for 2016. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. In 2016, we expect to be in a benefit position under the ERM within the $4.0 million dead-band. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year, and it includes the expected impact from decoupling. We estimate that our 2016 Avista Utilities earnings guidance range encompasses a return on equity range of approximately 8.6 percent to 9.2 percent.

For 2016, we expect AEL&P to contribute in the range of $0.09 to $0.13 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.04 and a loss of $0.02 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Feb. 24, 2016, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 708-4540, confirmation number: 41718274. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through March 2, 2016. Call (888) 843-7419, pass code 41718274#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 375,000 customers and natural gas to 335,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.
This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.
The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent we recover interest costs through utility operations; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; external pressure to meet financial goals that can lead to short-term or expedient decisions that reduce the likelihood of long-term objectives being met; deterioration in the creditworthiness of our customers; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs and commodity costs and discretion over allowed return on investment; possibility that our integrated resource plans for electric and natural gas will not be acknowledged by the state commissions; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential obsolescence of our power supply resources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations and may require us to purchase replacement power; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; third party construction of buildings, billboard signs or towers within our rights of way, or placement of fuel receptacles within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or disruptions to the supply chain; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or its inability to deliver energy, due to its lack of interconnectivity to any other electrical grids and the extensive cost of replacement power (diesel); compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in the costs to operate and maintain current production technology or to implement new information technology systems that impede our ability to complete such projects timely and effectively; changes in technologies, possibly making some of the current technology we utilize obsolete or the introduction of new technology that may create new cyber security related risk; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure by us to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; and the risk of municipalization in any of our service territories.
For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2015. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
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Issued by: Avista Corporation

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)
			Year Ended,
	Fourth Quarter		December 31,
	2015	2014	2015	2014
Avista Utilities
Retail electric revenues	$194,830	$197,458	$762,809	$757,130
Retail kWh sales (in millions)	2,195	2,272	8,603	8,776
Retail electric customers at end of period	374,848	370,086	374,848	370,086
Wholesale electric revenues	$34,250	$30,066	$127,253	$138,162
Wholesale kWh sales (in millions)	638	672	3,145	3,686
Sales of fuel	$17,723	$26,906	$82,853	$83,732
Other electric revenues	$5,925	$6,933	$25,839	$27,467
Decoupling (electric)	$5,122	$—	$4,740	$—
Provision for electric earnings sharing	$(2,961)	$(1,319)	$(5,621)	$(7,503)
Retail natural gas revenues	$97,679	$102,345	$297,150	$313,502
Wholesale natural gas revenues	$41,122	$60,716	$204,289	$228,187
Transportation and other natural gas revenues	$3,523	$3,868	$13,566	$15,196
Decoupling (natural gas)	$591	$—	$6,004	$—
Provision for natural gas earnings sharing	$—	$832	$—	$(221)
Total therms delivered (in thousands)	332,300	307,089	1,268,431	1,025,942
Retail natural gas customers at end of period	334,573	329,564	334,573	329,564
Intracompany revenues	$28,856	$37,990	$107,021	$142,153
Income from operations (pre-tax)	$66,225	$62,323	$241,228	$239,976
Net income attributable to Avista Corporation shareholders	$31,973	$28,233	$113,360	$113,263
Alaska Electric Light and Power Company
Revenues	$12,499	$12,487	$44,778	$21,644
Retail kWh sales (in millions)	102	101	398	189
Retail electric customers at end of period	16,672	16,394	16,672	16,394
Income from operations (pre-tax)	$5,071	$4,948	$14,072	$6,221
Net income attributable to Avista Corp. shareholders	$2,688	$2,641	$6,641	$3,152
Other
Revenues	$5,856	$9,994	$28,685	$39,219
Income (loss) from operations (pre-tax)	$(929)	$(518)	$(2,086)	$6,391
Net income (loss) attributable to Avista Corporation shareholders	$(802)	$(293)	$(1,921)	$3,236
Issued February 24, 2016